Kofax LimiteD

unaudited condensed consoliDated balance sheets

(in thousands)

	March 31, 2015	June 30, 2014
Assets
Current assets:
Cash and cash equivalents	$55,567	$89,631
Accounts receivable, net of allowances of $971 and $881, respectively	59,529	58,392
Other current assets	9,622	9,690
Income tax receivable	7,126	7,209
Deferred tax assets	5,579	3,502
Total current assets	137,423	168,424

Property and equipment, net	6,403	6,753
Goodwill	202,510	186,103
Acquired intangible assets, net	49,559	36,085
Deferred tax assets, net of current portion	3,897	1,877
Other non-current assets	4,637	4,105

Total assets	$404,429	$403,347

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$41,538	$37,445
Deferred revenue	79,746	78,497
Income taxes payable	2,945	1,101
Deferred tax liabilities	1,301	217
Contingent acquisition payables	6,086	4,775
Total current liabilities	131,616	122,035

Minimum pension liability	5,121	4,078
Deferred revenue, net of current portion	8,143	8,079
Deferred tax liabilities, net of current portion	10,468	3,243
Contingent acquisition payables, net of current portion	2,456	3,927
Other non-current liabilities	7,148	7,519
Total liabilities	164,952	148,881

Commitments and contingences

Shareholders‘ equity:
Common stock	98	97
Additional paid in capital	65,969	60,695
Employee benefit shares	(17,685)	(18,207)
Treasury shares	(15,980)	(15,980)
Retained earnings	210,778	207,141
Accumulated other comprehensive income (loss)	(3,703)	20,720
Total shareholders’ equity	239,477	254,466

Total liabilities and shareholders’ equity	$404,429	$403,347

See Notes to Condensed Consolidated Financial Statements.

Kofax Limited

unaudited condensed consoliDated statements of income

(in thousands, except per share amounts)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Revenue:
Software licenses	$30,243	$28,137	$89,215	$83,082
Maintenance services	33,951	32,584	104,494	98,290
Professional services	9,818	10,052	28,585	29,096
Total revenues	74,012	70,773	222,294	210,468

Cost of revenue:
Cost of software licenses	2,347	1,955	6,579	7,640
Cost of maintenance services	5,497	5,218	15,894	15,104
Cost of professional services	8,518	8,129	24,323	23,976
Amortization of intangible assets	1,532	1,275	4,761	4,186
Total cost of revenues	17,894	16,577	51,557	50,906

Gross profit	56,118	54,196	170,737	159,562

Operating expenses:
Research and development	10,383	10,318	30,258	29,346
Sales and marketing	32,670	31,418	96,857	89,853
General and administrative	10,417	10,428	32,010	29,562
Amortization of intangible assets	1,253	889	3,272	2,542
Acquisition-related costs	711	504	2,960	400
Other operating expenses	2,392	404	2,567	3,638
Total operating expenses	57,826	53,961	167,924	155,341

Income from operations	(1,708)	235	2,813	4,221

Interest (expense), net	(96)	(153)	(367)	(507)
Other income, net	2,931	1,495	2,990	5,445

Income from operations, before tax	1,127	1,577	5,436	9,159

Income tax expense (credit)	(451)	951	1,799	4,336

Net income	$1,578	$626	$3,637	$4,823

Net income per share:
Basic	$0.02	$0.01	$0.04	$0.05
Diluted	$0.02	$0.01	$0.04	$0.05

Weighted average shares outstanding:
Basic	88,997	88,948	88,888	88,729
Diluted	92,694	92,944	92,449	92,087

See Notes to Condensed Consolidated Financial Statements.

Kofax Limited

unaudited condensed consoliDated statements of comprehensive income

(in thousands)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014

Net income	$1,578	$626	$3,637	$4,823

Other comprehensive (loss) income:
Foreign currency translation adjustments	(12,655)	(35)	(21,508)	(629)
Foreign currency transaction losses related to intercompany transactions of a long-term investment nature, net of tax $0.0 million and $0.0 million for the periods ending 2015 and 2014	827	108	(1,123)	(202)
Pension adjustments, net of tax $0.0 million and $0.1 million for the periods ending 2015 and 2014	−	(2)	(1,792)	277

Total other comprehensive loss, net of tax	(11,828)	71	(24,423)	(554)
Comprehensive (loss) income	$(10,250)	$697	$(20,786)	$4,269

See Notes to Condensed Consolidated Financial Statements.

Kofax Limited

unaudited condensed consoliDated statements of cash flow

(in thousands)

	Nine Months Ended March 31,
	2015	2014

Cash flows from operating activities:
Net income	$3,637	$4,823
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	10,807	10,817
Share-based compensation expense	4,809	3,253
Other income	(2,990)	(5,445)
Restructuring payments	−	(588)
Changes in operating assets and liabilities:
Accounts receivable, net	(4,887)	13,185
Other assets	(584)	1,935
Accounts and other payables	6,189	(5,346)
Deferred revenue	4,384	14,448
Other liabilities	(1,126)	(1,724)
Deferred income taxes	(4,857)	(729)
Income taxes payable	414	(913)
Net cash inflow from operating activities	15,796	33,716

Cash flows from investing activities:
Purchase of property and equipment	(1,979)	(2,776)
Acquisitions of subsidiaries, net of cash acquired	(48,450)	(45,387)
Interest received	105	77
Net cash used in investing activities	(50,324)	(48,086)

Cash flows from financing activities:
Issue of common stock	212	521
Excess tax benefits on share-based compensation	536	208
Proceeds from initial public offering in the United States	−	12,366
Proceeds from EBT shares, net	523	(135)
Net cash inflow from financing activities	1,271	12,960

Effect of exchange rate changes on cash and cash equivalents	(807)	1,048
Net decrease in cash and cash equivalents	(34,064)	(362)

Cash and cash equivalents at the beginning of the year	89,631	93,413
Cash and cash equivalents at the end of the year	$55,567	$93,051

Supplemental cash flow disclosure:
Cash paid for income taxes, net	$3,809	$8,447
Cash paid for interest	$98	$437

See Notes to Condensed Consolidated Financial Statements.

Notes to Condensed Consolidated Financial Statements

Note 1: Basis of presentation

In the opinion of management, the accompanying unaudited condensed consolidated financial statements contain all adjustments necessary (consisting only of normal recurring accruals) to present fairly the financial information of Kofax Limited (the “Company” or “Kofax”) contained therein. These statements do not include all disclosures required by accounting principles generally accepted in the United States (“GAAP”) for annual periods and should be read in conjunction with the Company’s audited consolidated financial statements and related notes for the year ended June 30, 2014. The Company prepared the unaudited condensed consolidated financial statements following the requirements of the U.S. Securities and Exchange Commission for interim reporting. As permitted under those rules, certain footnotes or other financial information that are normally required by GAAP can be condensed or omitted.

Seasonality of operations

Many contracts, particularly those sold through the direct sales force, are finalized in the latter portions of any given quarter. Additionally, Kofax’s revenue may vary from quarter to quarter, depending on the timing and size of license revenue, which may contain individually large contracts in any given period. The first and third fiscal quarters have historically been seasonally weaker than the second and fourth quarters. This information is provided to allow for a proper appreciation of the results.

Recent Accounting Pronouncements

Accounting Standards Updates Recently Issued But Not Yet Effective

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, issued as a new topic, ASC 606. The new revenue recognition standard provides a five-step analysis of transactions to determine when and how revenue is recognized. The core principle of the guidance is that a Company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard will also result in enhanced disclosures about revenue, providing guidance for transactions that were not previously addressed comprehensively, and improve guidance for multiple-element arrangements. This ASU is effective January 1, 2016 and can be adopted by the Company either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We are currently evaluating the effect that adopting this new accounting guidance will have on our consolidated financial statements.  On July 9, 2015, the FASB decided to provide a one year delay in the effective date of ASU 2014-09 disclosed above and to allow early adoption up to, but not before, the original effective date; however, a final ASU delaying the effective date has not been issued.

In August 2014, the FASB issued Accounting Standards Update No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). Under ASU 2014-15, management must evaluate on a quarterly basis whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Substantial doubt exists when it is probable that the entity will be unable to meet its obligations as they become due within one year after the date that the financial statements are issued. Disclosures will be required if conditions or events give rise to substantial doubt. The amendments in ASU 2014-15 will be effective for the year ended December 31, 2016 and are not expected to have a material impact.

Note 2: Acquisitions

Merger agreement with Lexmark International, Inc.

On March 24, 2015 Lexmark International, Inc. (“Lexmark”), Lexmark International Technology, S.A., a Switzerland joint stock company and wholly-owned subsidiary of Lexmark (“LITSA”), Ariel Investment Company, Ltd., a Bermuda exempted company and a wholly owned subsidiary of LITSA (“Merger Sub”) and the Company entered into an Agreement and Plan of Merger (“Merger Agreement”), whereby Lexmark will acquire the issued and outstanding shares of the Company for $11 per share for total cash consideration of approximately $1 billion.

Additional information regarding the merger can be referenced in Note 11 of the Notes to Condensed Consolidated Financial Statements.

Acquisition of Aia Holding B.V.

On March 2, 2015, Kofax acquired 100% of the shares of Aia Holding BV (“Aia”), a company incorporated in the Netherlands, specializing in customer communications management (“CCM”) software.  The Company believes Aia’s CCM software will help organizations manage interactive and ad hoc customer correspondence both electronically and on paper, enabling them to address evolving needs faster and increase the effectiveness of their customer communications.  These capabilities further differentiate

Kofax’s smart process application (“SPA”) offering from competitors who do not offer these capabilities. The acquisition was accounted for using the acquisition method.

The unaudited condensed consolidated financial statements include the results of Aia during the period from the acquisition date. The preliminary fair value of the identifiable assets and liabilities of Aia, at the acquisition date, are as follows:

March 2, 2015
($ in thousands)
Current assets:
Cash and cash equivalents	2,946
Trade receivables	1,114
Other current assets	211
Total current assets	4,271
Other non-current assets	8
Property and equipment	323
Technology−intangible	3,900
Customer relationships−intangible	3,200
Non-compete-intangible	400
Trade names−intangibles	100
Total assets	12,202

Current liabilities
Trade and other payables	232
Other current liabilities	449
Deferred income	836
Total current liabilities	1,517

Deferred tax liabilities	2,345

Total liabilities	3,862

Net assets acquired	8,340

Consideration paid in cash at time of closing	16,399
Deferred consideration	2,780
Total consideration	19,179

Goodwill arising from acquisition	10,839

The preliminary goodwill of $10.8 million includes the value of acquired technologies, and expected synergies arising from the acquisition and workforce, which is not separately recognizable. None of the goodwill is expected to be deductible for tax purposes.

Measurement period adjustments increased the preliminary goodwill balance by $0.6 million, which related to decreases in deferred tax liabilities and intangible assets, offset by increases in current liabilities and accounts receivable. These adjustments were determined subsequent to March 31, 2015 and have been retrospectively reflected in the Unaudited Condensed Consolidated Balance Sheets.

Acquisition of Softpro GmbH

On September 1, 2014, Kofax acquired 100% of the shares of Softpro GmbH (“Softpro”), a company incorporated in Germany, specializing in e-signature and signature verification solutions. The Company believes Softpro’s software will accelerate Kofax’s ability to improve customer interactions by enabling organizations to offer a streamlined, fully digital and secure experience to their constituents and transform customer workflow to an all-electronic process, accelerating closure in any type of transaction that requires a contract. Additionally, Softpro provides a full suite of banking solutions including signature verification, authentication and fraud detection. These capabilities, offered both on premise and in the cloud, further differentiate Kofax’s SPA offering from competitors who do not offer these capabilities. The acquisition was accounted for using the acquisition method.

The unaudited condensed consolidated financial statements include the results of Softpro during the seven month period from the acquisition date. The preliminary fair value of the identifiable assets and liabilities of Softpro, at the acquisition date, are as follows:

September 1, 2014
($ in thousands)
Current assets:
Cash and cash equivalents	506
Trade receivables	1,797
Other current assets	2,183
Total current assets	4,486
Other non-current assets	13
Property and equipment	206
Technology−intangible	10,100
Customer relationships−intangible	6,500
Non-compete-intangible	1,400
In-process R&D−intangible	400
Trade names−intangibles	200
Total assets	23,305

Current liabilities
Trade and other payables	151
Other current liabilities	512
Income tax payable	1,109
Deferred tax liability	736
Deferred income	2,617
Total current liabilities	5,125

Deferred tax liabilities	6,071
Total liabilities	11,196

Net assets acquired	12,109

Consideration paid in cash at time of closing	31,200
Deferred consideration	3,292
Total consideration	34,492

Goodwill arising from acquisition	22,383

The preliminary goodwill of $22.4 million includes the value of acquired technologies, and expected synergies arising from the acquisition and workforce, which is not separately recognizable. None of the goodwill is expected to be deductible for tax purposes.

Because the current levels of revenue and net earnings for Aia and Softpro are not material to Kofax’s Condensed Consolidated Statements of Income, supplemental pro forma and actual revenue and net earnings disclosures have been omitted.

Note 3: Intangibles and Goodwill

Intangibles

Intangible assets consist of the following as of March 31, 2015 and June 30, 2014, respectively:

	March 31, 2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life (Years)
	($ in thousands)

Customer relationships	$ 32,174	$ (18,232)	$ 13,942	4.6
Technology and patents	67,763	(34,783)	32,980	7.1
Trade names, trademarks and other	1,501	(1,031)	470	3.5
Backlog	300	(300)	−	3.0
Non-competition agreements	1,845	(590)	1,255	1.7
In process research and development	1,027	(115)	912	8.4
Total	$ 104,610	$ (55,051)	$ 49,559	6.2

	June 30, 2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Life (Years)
	($ in thousands)

Customer relationships	$ 23,272	$ (16,055)	$ 7,217	5.1
Technology and patents	58,230	(30,568)	27,662	7.0
Trade names, trademarks and other	1,334	(881)	453	3.6
Backlog	300	(300)	−	3.0
Non-competition agreements	300	(200)	100	2.0
In process research and development	700	(47)	653	10.0
Total	$ 84,136	$ (48,051)	$ 36,085	6.5

Intangible assets, such as customer relationships and technology, are amortized over their expected useful lives on a straight-line basis.  Amortization of these intangibles is included in either cost of revenue or operating expenses based on the function of the intangible asset. Amortization expense for intangible assets was $2.8 million and $2.2 million for the three months ended March 31, 2015 and 2014, respectively, and $8.0 million and $6.7 million for the nine months ended March 31, 2015 and 2014, respectively.

Goodwill

The changes in the carrying amount of goodwill for our reportable segment as of March 31, 2015 were as follows:

March 31, 2015
($ in thousands)

Goodwill as of June 30, 2014	$ 186,103
Acquisitions	32,637
Measurement period adjustments	585
Total Acquisitions	33,222

Foreign exchange translation effects	(16,815)
Goodwill as of March 31, 2015	$ 202,510

The measurement period adjustments noted above are discussed further in Note 2, Acquisitions.

Note 4: Income Taxes

During the three months ended March 31, 2015, the effective tax rate of (40.02%) is below the United Kingdom (“U.K.”) statutory rate of 20.75%, due to the recognition of previously unrecognized tax benefits following the expiration of statutes of limitations with tax authorities partially offset by increases in the tax rate due to U.S profits, which is the Company’s primary operating jurisdiction being tax effected at the higher U.S. tax rate, the non-tax deductibility of transaction costs related to the Softpro and Aia acquisitions and the acquisition of Kofax by Lexmark, and certain losses in tax jurisdictions that are not tax benefited due to net operating losses. Lower operating results for the three months relative to these items generates a negative effective tax rate for the period ended March 31, 2015. The year to date operating results being relatively higher than the 3 month result negates some of the impact of these items, generating a positive effective tax rate.

The year to date effective tax rate of 33.09% is above the UK statutory rate of 20.75%, due to; U.S. profits, which is the Company’s primary operating jurisdiction being tax effected at the higher U.S. tax rate, the non-tax deductibility of significant expenses relating to; the acquisition of Softpro of $1.6 million and Aia of $0.5 million as well as costs related to the acquisition of Kofax by Lexmark of $2.3 million.

The timing and outcome of our tax audit settlements is uncertain, however it is reasonably possible that a reduction of uncertain tax benefits may occur due to audit settlements and/or expiration of statutes of limitations. The settlement of these unrecognized tax benefits could result in a reduction in the tax charge of between zero and $1.1 million within the next twelve months.

Note 5: Earnings per share

The following table presents a reconciliation of basic and diluted shares for the three months and nine months ended March 31, 2015 and 2014:

	Three Months Ended March 31,		Nine Months Ended March 31,
	2015	2014	2015	2014
	(shares in thousands)

Basic weighted-average number of common shares outstanding	88,997	88,948	88,888	88,729
Dilutive effect of potential common shares	3,697	3,996	3,561	3,358
Diluted weighted-average common and potential common shares outstanding	92,694	92,944	92,449	92,087

Note 6: Fair Value Measures

The Company measures fair value based on the prices that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based on a three-tier hierarchy that prioritizes the inputs used to measure fair value. These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs for which little or no market data exist, therefore requiring an entity to develop its own assumptions. The fair value of foreign currency forward contracts is established based on market value advice received by management from the issuing bank.

Contingent acquisition payable has been revised from the amount previously disclosed in Kofax’s 2014 Annual Report on Form 20-F, exhibit 99.1, of $8,703 thousand to remove holdbacks previously included in this figure. The balance as it is currently reflected includes contingent consideration related to earn outs arising from acquisitions.  The impact of this revision is not material to the disclosure.

	March 31, 2015
	Total	Level 1	Level 2	Level 3
	($ in thousands)
Assets measured at fair value
Cash and cash equivalents	55,567	55,567	−	−
Foreign exchange derivative asset	−	−	−	−
Total assets measured at fair value	55,567	55,567	−	−

Liabilities measured at fair value
Contingent acquisition payable	1,017	−	−	1,017
Foreign exchange derivative liability	155	−	155	−
Total liabilities measured at fair value	1,172	−	155	1,017

	June 30, 2014
	Total	Level 1	Level 2	Level 3
	($ in thousands)
Assets measured at fair value
Cash and cash equivalents	89,631	89,631	−	−
Foreign exchange derivative asset	58	−	58	−
Total assets measured at fair value	89,689	89,631	58	−

Liabilities measured at fair value
Contingent acquisition payable	2,926	−	−	2,926
Total liabilities measured at fair value	2,926	−	−	2,926

Foreign currency derivative instruments are valued using quoted forward foreign exchange prices and option volatility at the reporting date. The Company believes the fair values assigned to its derivative instruments as of March 31, 2015 are based upon reasonable estimates and assumptions. Contingent acquisition payables represent future amounts the Company may be required to pay in conjunction with various business combinations. The ultimate amount of future payments is based on specified future criteria, such as sales performance and the achievement of certain future development, regulatory and sales milestones and other contractual performance conditions. The Company evaluates its estimates of the fair value of contingent acquisition payables on a periodic basis. Any changes in the fair value of contingent acquisition payables are recorded as acquisition related costs in the Unaudited Condensed Consolidated Income Statements.

During the nine months ended March 31, 2015, there were no transfers between Level 1 and Level 2 fair value measurements. A rollforward of fair value measurements of Level 3 financial instruments is disclosed below:

March 31, 2015
($ in thousands)

As of June 30, 2014	2,926
Fair value of contingent consideration from acquisition	−
Contingent consideration payments	(1,084)
Change in fair value of contingent consideration	(825)
Foreign exchange translation effects	−
As of March 31, 2015	1,017

Note 7: Employee benefit plans

The components of the net periodic benefit cost for the material pension plan for the three and nine months ended March 31, 2015 and 2014 were as follows:

Pension Benefits:

	For the three months ended March 31,
	2015	2014
	($ in thousands)
Service cost	121	135
Interest cost	32	32
Expected return on plan assets	(41)	(39)
Net periodic benefit (credit) cost	112	128

	For the nine months ended March 31,
	2015	2014
	($ in thousands)
Service cost	363	404
Interest cost	96	97
Expected return on plan assets	(123)	(120)
Net periodic benefit (credit) cost	336	381

For the three and nine months ended March 31, 2015, $0.1 million and $0.2 million of contributions have been made to the Company’s material pension plan, respectively.

Note 8: Commitments and contingencies

Litigation and other claims

The Company is subject to legal proceedings, lawsuits and other claims relating to labor, service and other matters arising in the ordinary course of business.  Management judgment is required in deciding the amount and timing of the accrual of certain contingencies.  Depending on the timing of when conditions or situations arise, a contingency becoming probable and estimable is not necessarily determinable.  The amount of the contingency may change in the future as incremental knowledge, factors or other matters change or become known. There are no material pending or threatened lawsuits against the Company.

Guarantees and other

The Company includes indemnification provisions in the contracts it enters into with customers and business partners. Generally, these provisions require us to defend claims arising out of the Company’s products’ infringement of third-party intellectual property rights, breach of contractual obligations and/or unlawful or otherwise culpable conduct. The indemnity obligations generally cover damages, costs and attorneys’ fees arising out of such claims. In most, but not all cases, the Company’s total liability under such provisions is limited to either the value of the contract or a specified, agreed upon amount. In some cases our total liability under such provisions is unlimited. In many, but not all, cases, the term of the indemnity provision is perpetual. While the maximum potential amount of future payments we could be required to make under all the indemnification provisions is unlimited, we believe the estimated fair value of these provisions is de-minimis due to the low frequency with which these provisions have been triggered.

The Company indemnifies its directors and officers to the fullest extent permitted by law. These agreements, among other things, indemnify directors and officers for expenses, judgments, fines, penalties and settlement amounts incurred by such persons in their capacity as a director or officer of the Company, regardless of whether the individual is serving in any such capacity at the time the liability or expense is incurred. Additionally, in connection with certain acquisitions we have agreed to indemnify the former officers and members of the boards of directors of those companies, on similar terms as described above, for a period of six years from the acquisition date. In certain cases we purchase director and officer insurance policies related to these obligations, which fully cover the six year periods. To the extent that we do not purchase a director and officer insurance policy for the full period of any contractual indemnification, we would be required to pay for costs incurred, if any, as described above.

Note 9: Trade and other payables

Trade and other payables consist of the following as of March 31, 2015 and June 30, 2014:

	2015	2014
	($ in thousands)
Trade payables	7,584	5,568
Taxation and social security	6,512	4,323
Accrued compensation expenses	9,340	9,261
Accrued vacation	8,742	9,270
Accrued direct costs	2,277	2,386
Accrued professional services fees	2,545	2,591
Deferred rent	(147)	227
Accrued restructuring (Note 10)	−	770
Accrued administrative expenses	1,414	1,110
Accrued other	3,271	1,939
Total accounts and other payables	41,538	37,445

Note 10: Restructuring costs

The Company’s recorded a restructuring charge in fiscal 2012 involving the reorganization of various management and operational functions, and a second phase of the shared service center consolidation in Europe, Middle East and Africa (“EMEA”).  The Company also recorded restructuring charges in 2011 in connection with the reorganization of the operational structure mainly relating to hardware sales management layers, and the first phase of the shared service center consolidation. As of March 31, 2015, all outstanding accrued restructuring costs have been paid leaving no current or non-current accrued restructuring.

Note 11: Subsequent events

Irvine, California facilities lease renewal

On April 14, 2005, the Company entered into the first amendment on its Irvine, California facilities lease which was entered into on October 9, 2008. The amended lease, which began on May 1, 2015, provides for the lease by the Company of two buildings in Irvine, California for a period of five years. Base annual rent is initially set at approximately $162 thousand per month with increases in each subsequent year with a base annual rent of approximately $182 thousand per month in the last year. Total base rent payable over the lease period is $10,337 thousand. The Company has an option to extend the term of the lease for an additional five year period with respect to the entire premises.

Completion of merger with Lexmark International, Inc.

On May 21, 2015 (the “Closing Date”), pursuant to the terms of the Merger Agreement, Lexmark completed its acquisition of Kofax, whereby Merger Sub merged with and into Kofax (the “Merger”) at the “Effective Time” (defined in the Merger Agreement as 10:00 a.m. New York City time on the Closing Date) and the separate corporate existence of Merger Sub ceased, with Kofax continuing as the surviving company of the Merger and becoming an indirect wholly-owned subsidiary of Lexmark. At the Effective Time of the Merger, Lexmark acquired all of the common shares, par value $0.001 per share, of Kofax (the “Common Shares”) that were issued and outstanding immediately prior to the Effective Time of the Merger for cash in the amount of $11 per share, for total cash consideration of approximately $1 billion. At the Effective Time, each option to purchase Common Shares (each a “Kofax Option”) outstanding immediately prior to the Effective Time was, in connection with the Merger, automatically assumed by Lexmark and converted into an option to purchase shares of Lexmark Class A Common Stock (“Lexmark Options”) having a value intended to be equal to the value of the applicable Kofax Option immediately prior to the Effective Time. Each Kofax Long-term Incentive Plan restricted stock award (“Kofax LTIP”) outstanding immediately prior to the Effective Time was, in connection with the Merger, automatically assumed by Lexmark and converted into that number of time-vesting restricted stock units of Lexmark (“Lexmark RSUs”) having a value intended to be equal to the value of Common Shares underlying the applicable Kofax LTIP immediately prior to the Effective Time. The replacement awards issued by Lexmark are subject to the same terms and conditions as the Kofax awards, except that performance vesting conditions related to the Kofax LTIPs were waived for the replacement Lexmark RSUs. Accordingly the replacement Lexmark RSUs shall vest based solely on continued employment or service.